Exhibit 99.1

News Release Sunoco, Inc. 1801 Market Street Philadelphia, Pa. 19103-1699

For further information contact:	For release: IMMEDIATELY
Jerry Davis (media) 215-977-6298	June 16, 2005
Terry Delaney (investors) 215-977-6106

No. 4034

SUNOCO TO IMPLEMENT ENVIRONMENTAL IMPROVEMENT PROJECTS

PHILADELPHIA, June 16, 2005 — Sunoco, Inc. (NYSE: SUN) said today that it will implement significant environmental improvement projects at its Philadelphia, PA, Marcus Hook, PA, Toledo, OH, and Tulsa, OK refineries that will reduce emissions of SO2 (sulfur dioxides) and NOx (nitrogen oxides) by approximately 78 percent. It is anticipated that the Company will make capital expenditures of approximately $275 million over a period of eight years in connection with the improvement projects.

These projects, which will involve the installation of state-of-the-art emission control technology, are part of a recent settlement with the U.S. Environmental Protection Agency (EPA) under the Clean Air Act. Sunoco believes that it is in full compliance with all environmental regulations and agreed to move forward because it considers these additional actions good for the environment and energy security. This agreement allows Sunoco to facilitate additional new investments that will enable it to serve the energy markets more effectively and efficiently.

“Sunoco is proud of the steady progress that we have made in improving the safety, reliability and environmental integrity of our operations,” said Joel H. Maness, Senior Vice President, Refining and Supply. “While our environmental stewardship has markedly improved over recent years, we have also been working diligently with EPA, the Pennsylvania Department of Environmental Protection (PADEP), the City of Philadelphia Office of Air Management Services (AMS), the Ohio Environmental Protection Agency (OEPA), and the Oklahoma Department of Environmental Quality (ODEQ) on this settlement to create a long-term plan for significant and sustainable emissions reductions. These additional environmental improvement projects are closely aligned with Sunoco’s internal management systems for operations excellence and will help ensure we achieve pacesetter performance in areas essential to the Company’s overall performance.”

The discussions with the various agencies have been under the federal comprehensive refinery enforcement action initiated by EPA in late 1999. The EPA program targeted the petroleum, paper, and utility industries. Numerous other refining companies have entered into similar binding Consent Decrees which have realized substantial reduction of air emissions around the country.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, approximately 4,800 retail sites selling gasoline and convenience items, over 4,300 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also has the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. For additional information visit Sunoco’s Web site at www.SunocoInc.com.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; effects of weather conditions and natural disasters on the Company’s operating facilities and on product supply and demand; changes in refining, marketing and chemical margins; variation in petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation; effects of transportation disruptions; changes in the price differentials between light-sweet and heavy-sour crude oils; fluctuations in supply of feedstocks and demand for products manufactured; changes in product specifications; availability and pricing of oxygenates; phase-outs or restrictions on the use of MTBE; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; age of, and changes in the reliability and efficiency of, the Company’s or a third party’s operating facilities; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; ability to identify acquisitions, execute them under favorable terms and integrate them into the Company’s existing businesses; ability to enter into joint ventures and other similar arrangements with favorable terms; plant construction/repair delays; nonperformance by major customers, suppliers, dealers, distributors or other business partners; changes in financial markets impacting pension expense and funding requirements; political and economic conditions, including the impact of potential terrorist acts and international hostilities; and changes in the status of, or initiation of new, litigation. These and other applicable risks and uncertainties have been described more fully in Sunoco’s First Quarter 2005 Form 10-Q filed with the Securities and Exchange Commission on May 5, 2005 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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